                    MESSAGE FROM THE CFO
                      Desert Capital REIT
                      Stacy M. Riffe

Dear Stockholders,

I would like to take a moment to introduce myself to the stockholders of Desert Capital REIT (DCR). First and foremost, I am excited to be here.  While my role as Chief Financial Officer began last summer, I was previously acquainted with DCR by serving as a member of the Board of Directors.  I have been in the financial industry for more than 20 years, and during this span of my professional career I have worked extensively with REIT products, including publicly and privately traded multi-family, mortgage and retail restaurant REITs.  I am motivated by challenge and I think we can all agree that the current state of the economy and its impact on the real estate market has presented a significant one.

With the widespread uncertainty in the real estate and investment sectors, I’d like to take this opportunity to look back on my first nine months with the Company and provide you with an update on DCR’s portfolio and the impact that the recent events affecting the national economy have had on us.

As you are aware, the disruptions in the real estate and credit markets have created an extremely difficult business environment.  The lack of liquidity in the capital markets halted almost all real estate sale and financing activity and has resulted in numerous negative implications to our business and portfolio, including the inability of our borrowers to access capital to repay their obligations to us.  These events have caused increases in our non-performing loans and foreclosure activity.  The increase in non-performing loans has negatively impacted our operating results by reducing our interest income and increasing our provision for loan losses.  However, despite the difficult environment, we have successfully resolved a number of non-performing loans in our portfolio.

One of the factors that has bolstered our ability to resolve some of the challenges facing us is our relatively low level of debt.  Our debt ratio compares the total amount of our debt to the total amount of our assets.  According to the National Association of Real Estate Investment Trusts, the industry average debt ratio for mortgage REITs as of December 31, 2008 was 89.9%.  As of that same date, DCR’s debt ratio was just 32.8% (including the current GAAP required write-downs for property value depreciation), which means that we maintain very low debt levels as compared to other traditional REITs in the mortgage industry.

This is significant because many institutions in today’s marketplace have found themselves at the mercy of creditors during a time when it is extremely difficult to obtain capital to repay debt obligations.  Lower debt levels and fewer outside fixed third party obligations allow DCR greater flexibility to work through the challenges in our portfolio that have resulted from nonperforming loans and foreclosures.

We have spent a significant amount of time analyzing every property and loan asset in DCR’s portfolio. DCR’s assets are mainly concentrated in regions of the United States where, historically, population trends have shown high growth patterns, as indicated in orange on the map below.  The majority of our real estate assets consist of vacant or developed land. Within our portfolio, 82.6% of the properties are intended for residential use, 12.8% are intended for commercial use, and 4.6% are intended for mixed-use projects.  As of December 31, 2008, we held interests in 53 properties, which were acquired through foreclosure.

Remember the old saying,"Out of chaos comes opportunity?"  I firmly believe this theory and have witnessed it in practice numerous times in my professional career.  While the doom-and-gloom of the media would suggest that the market bottom is not yet in sight, I would encourage you to consider that the majority of the assets in our portfolio are located in Southern Nevada.  While numerous studies and surveys may report that the Las Vegas metropolitan area has been knocked from its leader throne, they consistently list it in the national Top Five/Top Ten for population growth, job creation and other major economic indicators.  An article in Bizjournals characterized Las Vegas as the nation’s top "current growth center," meaning it is the city generating the most positive momentum amidst market lows.

Estimates vary, but many housing analysts indicate that the Las Vegas Valley’s land supply will be exhausted in less than 10 years based on a historical absorption rate of 5,400 acres per year.  This factor, combined with Southern Nevada’s market recovery fundamentals, has led analysts to predict that ultimately the supply/demand curves will cause property values to increase in the future.

Below is an illustration of where the majority of DCR’s assets are located in Southern Nevada.

Accordingly, while the geographic concentration of our assets in Southern Nevada may expose us to additional risk, we may also enjoy significant benefits as the Southern Nevada area begins to recover, and particularly to the extent it recovers before other areas of the United States.

There are a number of properties within our portfolio that are not currently generating income as they have been foreclosed on and are now being marketed for sale.  As previously mentioned, most of these foreclosed properties are vacant or developed land.  Our ability to find buyers or joint venture partners for these properties has been negatively impacted by the lack of liquidity in the capital markets.  As we are able to sell our interest in these foreclosed properties, we intend to apply cash proceeds towards our operational requirements and redeploy any remaining balance into income-generating projects.

Under REIT rules, in order to maintain REIT status, 90% of a REIT’s taxable income must be paid out in the form of a dividend.  Dividends are derived from, among other things, income received from performing loans.  As a result, one of our primary objectives is to sell foreclosed properties to generate funds to reinvest in order to, among other things, generate income to be paid to our stockholders. While we will try to avoid fire-sales of our assets, we will consider selling certain properties at prices below the original loan principal balances if we determine that further costs of ownership and possible declines in value outweigh the benefits of holding the property.

In closing, I want to thank you for your continued patience and support as we continue to work through these challenging times.  We will all remember the past two years as an extremely difficult period as we experienced a global debt crisis causing a considerable number of banking, mortgage, and insurance companies to fail.  The collapse of Lehman Brothers and the failure and consolidation of other major financial institutions caused a complete shutdown of lending.  The result has been to leave the real estate markets in limbo.  No one can predict with certainty when the current market downswing will end, or when values will begin to recover; however, we are confident that the real estate markets will return to positive growth, which will provide us with new challenges as well as new opportunities.  Despite the pessimism prevalent in today’s market, we still believe in the fundamentals of real estate and its viability and soundness as a long-term investment.

/s/Stacy M. Riffe
Stacy M. Riffe
Chief Financial Officer
Desert Capital REIT